Exhibit 23(p)
LONGLEAF PARTNERS FUNDS TRUST
SOUTHEASTERN ASSET MANAGEMENT, INC.
1996 SECURITIES TRADING POLICY AND PERSONAL CODE OF ETHICS
(As Amended Through December 4, 2008)
Table of Contents

INTRODUCTION
Commitment to Integrity and Professionalism	2.

PART A
SECTION I. PERSONNEL AND SECURITIES SUBJECT TO THE CODE
Personnel and Accounts Subject to Code	3
Securities Subject to Code	3.

SECTION II. SOUTHEASTERN’S POLICY ON PERSONAL EQUITY INVESTMENTS
Investments Limited to Longleaf Partners Mutual Funds	4.
Exceptions	4.
Prohibition on Market Timing	5.

SECTION III. PRE-CLEARANCE RULES (Purchases/Sales)	6.

SECTION IV. PRE-CLEARANCE / EXECUTION PROCEDURES	6.

SECTION V. REPORTING, DISCLOSURE AND RECORD REQUIREMENTS	8.

SECTION VI. INDEPENDENT TRUSTEES OF LONGLEAF PARTNERS MUTUAL FUNDS	10.

SECTION VII. OTHER POTENTIAL CONFLICTS OF INTEREST
Ban on Private Placements Appropriate For Clients	12.
Ban on Purchases of Initial Public Offerings	12.
Ban on Short-term Trading	12.
Limitations on Receipt of Gifts	13.
Business Entertainment	13.
Service as a Director of a Public Company	13.
Limitations on Political Contributions to Candidates For State, County and, Municipal Offices	13.
Prohibition on Selective Disclosure	14.
Avoidance of Conflicts of Interests in Trading Department	14.
Avoidance of Other Conflicts of Interests	14.

SECTION VIII. DISCLOSURE IN PART II OF ADV	14.

PART B
USE OF MATERIAL “INSIDE” OR NON-PUBLIC INFORMATION	15.

PART C
PENALTIES FOR VIOLATIONS OF CODE	16.

LONGLEAF PARTNERS FUNDS TRUST
SOUTHEASTERN ASSET MANAGEMENT, INC.
SECURITIES TRADING POLICY AND PERSONAL CODE OF ETHICS
(As Amended Through December 4, 2008)
INTRODUCTION
Commitment to Integrity and Professionalism
Southeastern Asset Management, Inc. (“Southeastern”) has made an ethical commitment to its clients to avoid conflicts of interest in securities being recommended for purchase or sale by its clients. The fundamental standard is the core belief that professional investment management personnel have a responsibility of professionalism and integrity which requires them to place clients’ interests in securities transactions before their own, and which prevents them from taking inappropriate advantage of their positions to achieve personal gain.
Regulatory Requirements
This Policy and Code of Ethics (referred to herein as the “Code”) is designed to assure the continuation of this ethical commitment and require compliance with applicable federal securities laws and industry standards:
1.	Rule 17j-1 under the Investment Company Act of 1940, as amended effective October 29, 1999, and again on March 6, 2000, which requires a written Code by mutual funds to regulate personal trading in securities which may be acquired by the mutual fund.
2.	Rule 204-2(12) under the Investment Advisers Act, which requires that an investment adviser maintain records on the personal trading transactions of certain personnel.
3.	Sec. 204A of the Investment Advisers Act of 1940, and Rule 204A-1 thereunder which mandates a written Code to reflect an adviser’s fiduciary obligations and prevent unauthorized use by investment advisory personnel of material “inside” or non- public information in their trading on behalf of clients or themselves.
4.	The Investment Company Institute’s “Report of the Advisory Group on Personal Investing”, dated May 9, 1994, and The Report by the Investment Company Institute to the Division of Investment Management of the U.S. Securities and Exchange Commission, dated April 21, 1995.
5.	Proposed Rule 206(4)-5 under the Investment Advisers Act of 1940, relating to political contributions.
Requirement to Abide by Code of Ethics and Federal Securities Laws
All “access persons” as defined herein shall abide by this Code of Ethics and all securities laws applicable to Southeastern’s business.

PART A — PERSONAL SECURITIES TRADING
SECTION I
PERSONNEL AND SECURITIES SUBJECT TO THE CODE
RULE I(A). Personnel and Accounts Subject to Code.
(1). Southeastern Personnel. All directors, officers and employees of Southeastern are classified as “access persons” as the result of knowledge about proposed and actual investments for the managed accounts and mutual funds. This Code of Ethics applies to all Southeastern personnel.
(2). Relatives and Affiliated Accounts. Securities owned by immediate family members residing in the same household or for whom Southeastern personnel provide significant financial support (such as spouse and children) and securities held by trusts for the benefit of such dependents are attributed to the particular Southeastern personnel. Any trading on behalf of such dependents or entities maintained for their benefit must be treated as though the securities were owned by the related Southeastern personnel. In addition, securities owned by any investment partnerships in which a Southeastern employee or a dependent actively participates in the investment decision process would be attributable. All rules on permissible investments, pre-clearance, execution of trades, and reporting apply to securities transactions for these persons and related entities.
(3). Independent Trustees. Section VI applies to the independent or outside Trustees of Longleaf Partners Funds Trust.
(4). Exceptions. As allowed by Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1, access persons need not report holdings and transactions in accounts over which the person has no direct or indirect influence or control.
Rule I (B). Securities Subject to Code.
(1). Covered Securities. A “security” is defined as any instrument which enables a purchaser to share passively in a profit making venture and includes all equity and debt instruments, as well as derivatives of any securities, such as options, puts and calls, and futures.
(2). Exempt Securities. Regulations of the Securities & Exchange Commission (“SEC”) exempt certain securities from code of ethics requirements because their purchase or sale would not be in conflict with the market for client portfolio securities or because they are not subject to purchase by client accounts. Securities exempted by the SEC are:
•	Direct obligations of the U.S. government

•	High quality short-term debt instruments, including bankers acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

•	Shares issued by money market funds.

•	Shares issued by open-end Funds (other than Longleaf, which is subject to reporting and pre-clearance for certain sales).

•	Commodities futures contracts which are not considered to be “securities” under SEC regulations.
Longleaf Partners Funds. Southeastern has adopted a special internal policy limiting all equity mutual fund investments made by Southeastern personnel after the initial effective date of this Code solely to investments in the Longleaf Partners mutual funds and money market mutual funds, unless approval to invest in other equity mutual funds is granted. See Rules II(A) and II(B). Longleaf purchases and sales are subject to reporting and certain trading restrictions. See Rules II(C) and V(B).
SECTION II
SOUTHEASTERN’S POLICY ON PERSONAL EQUITY INVESTMENTS
Rule II(A). Personal Equity Investments Limited to Longleaf Partners Mutual Funds.
All Southeastern personnel (including immediate family members), shall hereafter use the Longleaf Partners mutual funds as the sole medium for future investing in publicly offered equity securities (and derivatives of such securities), unless
(i)	the investment is excepted under Rule II(B), below, or

(ii)	the Southeastern employee has received authorization for the particular investment from the Code Compliance Committee as provided in Rule IV(B).
Discussion. The mutual funds managed by Southeastern offer an attractive and appropriate equity investment medium through which its directors, officers, and employees can participate in the firm’s investment research and recommendations without making direct purchases of publicly offered equity securities of the types usually recommended for client accounts or the mutual funds. A policy limiting investments in publicly offered equities to the Longleaf Partners Funds and the other securities listed below assures that there can be no conflicts of interest in personal securities trading. As a matter of company policy, requiring Southeastern personnel to refrain from investing in mutual funds offered by competing mutual fund sponsors expresses confidence in and loyalty to company managed products.
Automatic Dividend Reinvestment Plans. Nothing in this Code of Ethics is intended to prevent any person covered by the Code from participating in or continuing to participate in an automatic reinvestment program under which dividends declared and paid by the issuer are reinvested in additional shares of the same issuer under a plan offered and administered by the issuer of any security owned at the time this Code became applicable to the covered person or which was later acquired in accordance with the provisions of this Code by any such covered person.
Rule II(B). Exceptions To Purchases of Fund Shares
Until further notice, the Code Compliance Committee hereby exempts the following securities from the investment limitations of Rule II(A):

1.	Any security classified by SEC regulation as an “exempt security” as set forth in Rule I(B)(2) (except registered investment companies other than the Longleaf Partners mutual funds), money market mutual funds, and bond funds.

2.	Shares of registered investment companies, other than the Longleaf Partners mutual funds, purchased by a spouse of a Southeastern employee in connection with the spouse’s employer-provided retirement plan (401k, 403b, etc.). This exemption shall only be valid where the Longleaf Partners Funds are not an investment option in the spouse’s employer-provided retirement plan. This exemption does not apply to investment accounts, such as self-directed IRAs, which are outside of an employer-provided plan.

3.	Securities of the employer of a spouse of a Southeastern employee, but only where purchased in connection with the spouse’s employer-provided retirement plan

4.	Subject to pre-clearance by the Compliance Officer or Alternate as provided in Rule IV(B)(i),
(i). Mid-America Apartment Communities, Inc., a NYSE listed real estate investment trust not appropriate as an investment for Southeastern’s client accounts or the mutual funds as the result of affiliations of certain Southeastern principals.
(ii). Private placements or limited offerings of a type which would not be appropriate as an investment for Southeastern’s client accounts or the mutual funds because of their local focus, limited liquidity, or probable permanent non- registered or illiquid status, such as investments in local restaurants or local sports teams.
Rule II(C). Prohibition on Market Timing
(i) Prohibition. All Southeastern Personnel are prohibited from short-term trading or market timing in shares of the Longleaf mutual funds, Vantagepoint Equity Income Fund, Vantagepoint Aggressive Opportunities Fund, Litman Gregory Masters Select Equity Fund, and Litman Gregory Masters Select Value Fund. Short-term trading is defined as a redemption within 6 months of a purchase, except that exceptions may be granted where the purchase was made under an automatic dividend reinvestment, an automatic monthly investment, or in cases where the employee has held an equal amount of the shares to be redeemed for longer than 6 months. Even if a transaction meets an exception, however, if other indications of market timing exist, the transaction will not be allowed.
(ii) Monitoring. Any employee who wants to redeem Longleaf mutual fund shares within 6 months of a purchase must get pre-clearance. In addition, quarterly and annual holdings reports will contain detailed information on mutual fund transactions and holdings, and the Compliance Officer must review these reports for evidence of trading in violation of this section.
SECTION III
PRE-CLEARANCE RULES

Rule III(A). Personal Purchases of Securities.
(i). General Exceptions. Southeastern personnel must obtain pre-clearance under Rule IV(B) to purchase shares of Mid-America Apartment Communities, Inc. and any private placements or limited offerings of securities. Pre-clearance is not required to purchase any exempt securities under Rule I(B)(2) (except non-Longleaf equity mutual funds), shares of the Longleaf Partners Funds, bond funds, or securities purchased in a spousal retirement plan under Rule II(B).
(ii). Special Exceptions. Southeastern personnel desiring a special exception to purchase a publicly offered security not exempted under the General Exceptions listed above must obtain authorization and pre-clearance by presenting a written request for approval to the Code Compliance Committee, with appropriate justification for the exception. The written request shall be presented to the Compliance Officer, who shall arrange a meeting of the Code Compliance Committee to act upon the request.
Rule III(B). Personal Sales of Securities
Southeastern personnel must obtain pre-clearance before selling any security other than exempt securities under Rule I(B)(2) (except non-Longleaf equity mutual funds), shares of the Longleaf Partners Funds, bond funds, or securities sold in a spousal retirement plan under Rule II(B). Pre-clearance applies to securities owned at the time this Code became effective and any other securities approved for purchase by the Code Compliance Committee. Pre-clearance shall be obtained by completing and signing a pre-clearance form supplied by Southeastern and submitting the form to the Compliance Officer. Note that sales of Longleaf within 6 months of a purchase require pre-clearance under Section II(C).
Discussion — Blackout Periods. Personal purchases or sales will not be authorized until at least 15 days have passed since the last client transaction. Authorization may be granted to sell a personally held security simultaneously with sales by client accounts where there is an outstanding public tender offer or similar comprehensive offer under which all of the securities held by the client accounts may be sold together with the personally held securities, provided that the simultaneous sale of securities held by Southeastern personnel would not adversely affect the price to be received by the client accounts.
SECTION IV
PRE-CLEARANCE AND EXECUTION PROCEDURES
RULE IV(A). Code Compliance Committee and Compliance Officer
Code Compliance Committee. Has the authority to authorize purchases of publicly offered securities not otherwise allowed by Rule I(B)(2) or Rules II(A) and II(B). The Code Compliance Committee shall be composed of the Compliance Officer, the General Counsel, the Operations Director, and the Chief Operating Officer. A majority of the Committee shall constitute a quorum.
Compliance Officer or Alternate. Has the authority to authorize pre-clearance to purchase shares of Mid-America Apartment Communities, Inc. and sales of any non-exempt securities held by Southeastern personnel, and to authorize both purchases and sales of securities by the independent Trustees of the mutual funds. The Compliance Officer is Mike Wittke, CCO; alternates to serve in his absence are first, Andy McCarroll, VP and General Counsel, then Joe Ott, Vice President & Operations Director, or Richard Hussey, Chief Operating Officer. Transactions and reporting of the Compliance Officer shall be reviewed by an alternate.
RULE IV(B). Procedure for Requesting Authorization To Purchase Non-Exempt Securities.
(i). Any Southeastern employee desiring to purchase or sell securities of Mid-America Apartment Communities, Inc. shall obtain pre-clearance for such transaction by presenting a written request for approval to the Compliance Officer on a form supplied by Southeastern.
(ii) Any Southeastern employee desiring a special exception to acquire a security not otherwise exempted by Rules I(B)(2), II(A) and II(B) must obtain authorization and pre-clearance for such purchase by presenting a written request for approval to the Code Compliance Committee on a form supplied by Southeastern, with acceptable justification for the exception. The written request shall be presented to the Compliance Officer, who shall arrange a meeting of the Code Compliance Committee to act upon the request.
RULE IV(C) Procedure for Requesting Authorization to Sell Non- Exempt Securities.
Without pre-clearance, Southeastern personnel shall not make a personal sale of any security or a derivative of any security unless it has been exempted by Rules I(B)(2), II(A) and II(B). If the security is under consideration for purchase or is presently held by any client account, authorization will not usually be granted until at least 15 days after completion of the last purchase or sale of the particular security by any such client account. The employee shall request advance written clearance from the Compliance Officer on a form supplied by Southeastern before any such security may be sold.
RULE IV(D) Processing of Pre-Clearance Forms.
The Compliance Officer or Alternate shall verify with the specified member of the portfolio management group other than the person who is seeking pre-clearance, that the subject security is not then being considered for either a purchase or sale by any managed account or the mutual funds. The member of the portfolio management group making the verification shall be the most senior portfolio manager by years of service who is available or, if none should be available, the most senior securities analyst by years of service who is available. Such person shall provide the verification, including via email, and the Compliance Officer or Alternate shall complete the balance of the Form.
RULE IV(E). Limited Duration of Pre-Clearance Authorization.
If the transaction cannot be executed within 7 business days after pre-clearance authorization approval has been granted, the approval expires and a new request for pre-clearance authorization must be submitted.

RULE IV(F). Execution of Trades and Broker Confirmation Statements
After the Southeastern employee has obtained pre-clearance authorization for a transaction, the employee may place the trade for execution. A copy of the confirmation statement issued by the executing broker shall be provided to Southeastern for the Compliance File.
SECTION V
REPORTING, DISCLOSURE AND RECORD REQUIREMENTS
Rule V(A). Initial and Annual Reporting By Southeastern Personnel.
Within ten (10) days after the initial date of employment, and annually thereafter when so requested by Southeastern, each director, officer and employee of Southeastern shall complete a report on a form supplied by Southeastern containing the following information (the report must be current as of a date no more than 45 days prior to employment for initial reports, and 45 days prior to the date the report was submitted for annual reports):
(1).	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares (equity), and principal amount (debt) of all securities directly or indirectly beneficially owned by the Southeastern employee and members of his immediate family, including all mutual funds (affiliated and non-affiliated) and any private placement or limited offering investments, but excluding any other security classified as “exempt”, as shown in Rule I(B)(2).

(2).	The name of any broker, dealer or bank with which each Southeastern employee maintains an account in which any securities are held for the employee’s direct or indirect benefit; the employee must instruct the broker, dealer, or bank to supply Southeastern with duplicate copies of all transaction and routine statements.

(3).	A certification that the Code of Ethics has been received and read, and the employee understands the Code and recognizes that he or she is subject to it. Each amendment to the Code shall be promptly provided to employees, who shall acknowledge receipt in writing.

(4).	After the first year, a certification that the employee has complied with the Code of Ethics during the preceding year, and has disclosed or reported all personal transactions required to be disclosed or reported. Any undisclosed or unreported transactions must then be disclosed.

(5).	The date the employee submits the report.
Rule V(B). Quarterly Transaction Reporting By Southeastern Personnel.
At the end of each calendar quarter, a questionnaire will be circulated to all personnel requesting information about personal purchases, sales, or any other type of acquisition or disposition of securities during the quarter. The form must be signed and returned by the 30th day of the month following the end of the calendar quarter, and will contain information on all “securities” owned by the employee which are not classified by the SEC as “exempt”, as set forth in Rule I(B)(2), and also including all shares owned by the Southeastern employee of the following: all open-end investment companies (affiliated and non- affiliated), Mid-America Apartment Communities, Inc., all private placements or limited offerings, and securities in a spousal retirement plan covered under Rule II(B). The form must contain the following information about each reported transaction:
(1).	The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares (equity), and principal amount (debt) of each reportable security involved;

(2).	The nature of the transaction (i.e., purchase, sale, or any other type acquisition or disposition);

(3).	The price of the security at which the transaction was effected;

(4).	The name of the broker, dealer or bank with or through which the transaction was effected; and

(5).	The date the employee submits the report.
In addition, the form will require personnel to acknowledge compliance with Section VII, regarding potential conflicts of interest, and Part B, regarding receipt of material, non-public information.
Rule V(C). Reporting of Violations.
Any employee who becomes aware of a violation of the Code shall report such violation to the Compliance Officer or Alternate. If reporting is to the Alternate, he must subsequently notify the Compliance Officer.
Rule V(D). Annual Report To the Boards of Longleaf Partners Mutual Funds.
Southeastern will prepare an annual report to the Boards of Trustees of the mutual funds which shall contain the following and any other pertinent information on personal trading by Southeastern personnel:
(i). A summary of the existing personal trading rules and a discussion of any changes made during the year.
(ii). A report of any personal trading which has taken place in any securities which were recommended for purchase by client accounts or the mutual funds, any violations of this Code, and any remedial action taken.

(iii). A discussion of any recommended changes in existing procedures based upon experience, changes in applicable laws or regulations, or developments in industry practice.
(iv). An annual certification of procedures designed to comply with the Code.
RULE V(E). Establishment of Compliance File. A Compliance File shall be maintained by the Compliance Officer which shall include the following:
(1).	Code of Ethics, as amended from time to time.

(2).	Acknowledgments by personnel of receipt of Code.

(3).	Annual Reports of securities holdings and Certifications of Compliance by personnel.

(4).	Executed pre-clearance forms.

(5).	Trade tickets and confirmation statements for securities purchased and sold.

(6).	Annual Report to Boards of Trustees of the Mutual Funds concerning personal trading activities.

(7)	A record of any violations of the Code, and the resolution of the violation.

(8).	Listing of access persons at the end of each quarter, and the names of compliance personnel having the responsibility of circulating and reviewing reports
Information contained in the Compliance File shall be reviewed by the Compliance Officer or delegate within a reasonable time after receipt, and any questions shall be discussed with the person submitting the report.
SECTION VI
INDEPENDENT TRUSTEES OF LONGLEAF PARTNERS MUTUAL FUNDS
The independent Trustees of Longleaf Partners Funds Trust and its separate series or mutual funds are not classified as Southeastern personnel. In their official capacities, outside Trustees routinely receive information about current portfolio purchases and holdings of the mutual funds, but do not routinely receive information on proposed purchases or sales.
Rule VI(A). Pre-Clearance Approval
Independent trustees of the Longleaf Partners mutual funds who desire to purchase or sell any security other than those excepted in the following subparagraph shall telephone the Compliance Officer to determine whether the particular security is under consideration for purchase by any of the mutual funds before making a purchase.
Exceptions For Outside Mutual Fund Trustees. Independent mutual fund Trustees are not required to obtain pre-clearance approval for purchases or sales of securities of issuers within the categories listed below, and transactions in such securities are not subject to any reporting requirement unless the particular security should subsequently be acquired by one of the mutual funds. Until further written notice, such categories of securities, none of which are expected to be purchased by the mutual funds, are:

(i). Securities issued by the particular Trustee’s employer or any affiliate, and by companies for which the particular Trustee’s employer or an affiliate may provide venture capital or financial consulting services.
(ii). Securities issued in initial public offerings, provided the opportunity to participate in the public offering has not been made available to the Trustee primarily because of his position as a Trustee of the Funds.
(iii). All municipal securities.
(iv). Securities exempted by SEC regulation, such as direct obligations of the U.S. government, high quality short-term debt instruments, including but not limited to bankers acceptances, bank certificates of deposit, commercial paper and repurchase agreements, shares of registered open-end investment companies and commodities futures contracts.
(vi). Securities in any other category after written notification has been given to the independent Trustees that the mutual funds are not expected to be investing in such issuers.
Rule VI(B). Reporting By Independent Trustees of the Mutual Funds.
Quarter-end reporting of securities transactions is not required unless the independent Trustee has purchased or sold a security held by one of the Longleaf Partners mutual funds during the quarter. Because prior approval of any such transaction is required under VI (A) above, the Compliance Officer will record such prior approval and request from the Trustee documentation of the completed transaction. Such documentation will be provided before the 10th day following the end of the calendar quarter in which a reportable transaction occurred, and will include the date and nature of the transaction, the title and number of securities, the price paid or received, the name of the broker, dealer or bank effecting the transaction, and the date such documentation is submitted.
As permitted by Paragraph (d)(2)(i) of Rule 17j-1, as amended, independent Trustees are not required to report on any securities transactions in any account over which the Trustee does not have direct or indirect influence or control, such as a fully discretionary account managed by another investment adviser.

SECTION VII
OTHER POTENTIAL CONFLICTS OF INTEREST
RULE VII(A). Private Placements; Ban on Purchases in Initial Public Offerings; Ban on Short-Term Trading Profits
1.	Ban on Private Placements of Securities Which Would Be Appropriate For Purchase By Client Accounts or Mutual Funds.
Southeastern personnel may not purchase private placements or limited offerings of securities of the types which could be recommended for purchase by a client account or the mutual funds (if the particular security were registered or offered publicly or if a client account or the mutual fund could purchase the security as a restricted security). Before authorization will be granted for a private placement of securities of a type which would not be appropriate for purchase by client accounts or the mutual funds, as allowed by Rule II(B) on pages 4 and 5, it must appear that the purchase would not result in any material conflict of interest which could presently or in the future adversely affect any Southeastern client accounts and that the opportunity for purchasing the private placement or limited offering was not created as a reward connected with the employee’s job function.
2. Ban on Purchases in Initial Public Offerings (IPO’s). The industry consensus is that personnel of investment advisors should be flatly prohibited from acquiring shares in IPO’s, to preclude any possibility of profiting improperly from their positions with an investment company or on behalf of a managed account. Personnel of Southeastern are therefore prohibited from investing in securities offered through IPO’s.
3. Ban on Short-Term Trading Profits. It is industry consensus that investment advisor personnel should not profit from “short- term” trading profits, defined as the purchase and sale, or the sale and purchase, of securities (other than registered investment companies) within a 60 day time frame which result in a profit. (A sale of a security at a loss within 60 days after its acquisition is not deemed to be a short-term trading transaction). All Southeastern personnel are therefore prohibited from engaging in short-term transactions which would result in a profit. Any profits made through short-term trading in violation of this Rule must be surrendered to Southeastern.
Exception To 60 Day Holding Period. Upon application to the Compliance Officer and a showing of exceptional or unusual circumstances, an authorization for a sale in less than 60 days may be granted. Examples include but are not limited to the following:
(a). The security is not one which is contemplated for purchase by; is then held; or has been held by any managed accounts or the mutual funds; and there is a reasonable basis for the request to sell in less than 60 days.
(b). If the security was previously held by any managed account or the mutual funds, all such securities have been disposed of and at least 15 days have elapsed since the last transaction.

(c). The security being sold is an exchange traded option acquired to establish a bona fide hedge position on securities held or to be more than 60 days.
RULE VII(B). Receipt of Gifts. Southeastern personnel are prohibited from receiving gifts or any other thing of value (other than those having a value of not more than $100 per annum per entity) from any person or entity which does business with Southeastern or the Longleaf Partners mutual funds.
RULE VII(C). Business Entertainment. In order to prevent business entertainment that is intended as an improper quid pro quo or that could create a conflict of interest between Southeastern’s Trading department and Southeastern’s clients, members of Southeastern’s Trading department must adhere to the following when they are the beneficiary of business entertainment from brokerage firms:
i.	Accepting meals is permissible.

ii.	Entertainment expenses for social events, entertainment events, charitable events, sporting events, leisure events and all other events of like nature must be paid for by the member of Trading or Southeastern.

iii.	The member of Trading or Southeastern must pay for all travel and lodging expenses.

iv.	An employee of the firm providing the entertainment must accompany the member of Trading to meals and events.

v.	All business entertainment and any reimbursement requests must be approved by the Head Trader prior to attending the meal or event and be submitted through Southeastern’s established reimbursement process.

vi.	All business entertainment must be documented. Documentation should include the firm and specific person(s) providing the entertainment, the entertainment event and date, and the actual expenses. Such documentation shall be maintained by the Head Trader and stored for five years from the end of the calendar year in which generated, the first two years in Southeastern’s offices. No less frequently than semi-annually, the documentation shall be reviewed and approved by the Chief Operating Officer.
RULE VII(D). Service as a Director of a Public Company. Southeastern personnel shall not serve as a director on the Board of a publicly traded company, absent a prior determination by the Boards of Trustees of the Longleaf Partners mutual funds and the Board of Directors of Southeastern that such Board service would not be inconsistent with the interests of the mutual funds, their shareholders, or other client accounts.
RULE VII(E). Payment or Solicitation of Political Contributions To Candidates For State, County, and Municipal Offices. In accordance with proposed Rule 206(4)-5 under the Investment Advisers Act of 1940, payment or solicitation of political contributions to elected officials or candidates for election to offices or positions in any state or political subdivision of a state (county or city), including any agency, authority, or political subdivision, are limited as described below (unless prior approval has been granted by the Compliance Committee). These restrictions apply to Southeastern personnel only, not spouses or immediate family members.

i.	Political contributions may not exceed $250 per candidate per election, unless approval for contributions exceeding $250 but not exceeding the maximum amount authorized by applicable law is granted by the Compliance Committee.

ii.	Political contributions may be made only to elected officials or candidates for whom the person making the contribution can vote, and shall not be made to political action committees or other intermediaries.

iii.	Southeastern personnel may not solicit contributions from other individuals or entities (such as political action committees or other intermediaries) for direct or indirect payment to or for the benefit of any elected officials or candidates for election to political office.
RULE VII(F). Prohibition on Selective Disclosure of Client Portfolio Holdings. Southeastern personnel shall not disclose holdings of Southeastern’s clients, including the Longleaf Partners Funds, which have not been released publicly on the Funds’ website or filed with the SEC on EDGAR, except in conformity with Southeastern’s written privacy procedures as described in Southeastern’s Compliance Manual.
RULE VII(G). Avoidance of Conflicts in Trading Department. No Southeastern personnel shall seek to influence brokerage selection for any purpose other than obtaining best execution for Southeastern’s clients. The Trading Department shall report any violation of this policy to the General Counsel or Chief Operating Officer.
RULE VII(H). Avoidance of Other Conflict of Interest Situations. Southeastern expects that its personnel shall adhere to the highest standards of business ethics. Accordingly, Southeastern personnel shall be sensitive to situations and relationships that may give rise to actual or apparent conflicts of interest, and report any such situations to the Chief Operating Officer for review.
SECTION VIII. DISCLOSURE IN PART II OF FORM ADV.
Southeastern shall describe this Code of Ethics in Part II of Form ADV, and state that a copy of the Code will be provided to any client or prospective client upon request.

PART B
RULE VIII — USE OF MATERIAL INSIDE OR NON-PUBLIC INFORMATION
Southeastern personnel shall not, while in the possession of material, non-public information (referred to as “inside” information) about a company (whether or not its securities are owned by client accounts) trade in the company’s securities or derivatives of such securities, either personally or on behalf of others (including managed accounts, the mutual funds, or relatives, friends or acquaintances), nor shall any such “inside” information be communicated to others.
Also, as stated in Rule II(C), Southeastern personnel are prohibited from market timing in Longleaf mutual fund shares. This prohibition is designed to prevent misuse by employees of non-public information regarding Fund portfolios. As a general matter, in addition to the restriction on market timing, if the CEO or General Counsel of Southeastern believe that non-public information regarding the Funds or one of its holdings presents an opportunity for Southeastern employees to improperly personally benefit, either may suspend purchases or redemptions by employees until further notice.
Definition of Material “Inside” Information. All non-public information is not necessarily prohibited inside information. The inside information about the company must be “material” before trading in the company’s securities is prohibited. To be material, the information must be significant enough so that it could presently affect the market price of the company’s stock or would be important to someone making an investment decision. Clearly specific information not yet public on matters such as earnings results, dividend increases or decreases, and decisions on changes of policy, product, or management composition should be considered to be material inside information. However, it is possible that management of a company may make general non-public statements to the portfolio selection group about the direction in which management may steer the company in the future, views on earnings estimates early in the period which are not yet definite, or other general observations, opinions or views which would be non-public but which also would not yet be definite or certain and could therefore be non-material.
Possible Sources of “Inside” Information. In Southeastern’s situation, there are two primary sources of inside information:
(i) discussions by the portfolio selection group with management of companies owned or to be owned by client accounts and
(ii) discussions with outside brokers who execute portfolio trades. Because Southeastern is not engaged in the investment banking and retail brokerage businesses, there is no need to establish a “Chinese wall” to separate information received by some employees in the ordinary course of business about potential mergers, acquisitions and tender offers from disclosure to other employees who might misuse the information for their own accounts.
Procedures to Limit Receiving Inside Information.
(i). Meetings with Management of the Issuer. Any conversations with management of a portfolio company should be preceded by a statement to the effect that Southeastern’s questions are not intended to evoke confidential or non-public information and that Southeastern seeks to avoid receipt of any such information so that its ability to trade on behalf of its clients will not be restricted.
(ii). Information Received by Southeastern Traders From Third Parties. It is possible that information from brokers about significant securities sales or purchases by an issuer’s management might constitute material inside information. Brokers may also supply Southeastern’s traders with other “rumors” which might be significant. Although such information may come indirectly from sources other than the issuer itself, the possibility that trading should be suspended should be discussed internally by the portfolio management group and the General Counsel.
Procedure To Follow Should a Southeastern Employee Receive Information Which May Be Material, Non-Public Information.
(i). The nature of the information and its source must be reported immediately to the General Counsel. If the information is deemed “material”, the General Counsel will then notify the firm’s Trader to cease all transactions in that particular security. No further trading shall take place in the stock of the particular company, for managed accounts or for personal accounts, pending a determination on the nature of the information.
(ii). The General Counsel will discuss the matter with the Chairman of the Board and C.E.O. for determination of whether and under what circumstances further trading in the particular securities may take place.
PART C
PENALTIES FOR VIOLATIONS OF CODE
BY SOUTHEASTERN PERSONNEL
RULE IX(A). Penalties For Improper Personal Trading in Securities Being Considered For Purchase or Sale or Being Purchased or Sold By Managed Accounts or the Mutual Funds.
All material violations of the Policy and Code will be reported to and considered by the Board of Directors of Southeastern. In addition, all situations involving portfolio securities held or to be acquired by the mutual funds will be reported to the Board of Trustees of the mutual funds, which must also concur with any proposed sanctions.
The following sanctions apply to violations of the trading prohibitions as well as to the failure to comply with the transaction reporting requirements:
First violation: Immediate sale by the employee of any improperly purchased security constituting a conflict of interest (if such sale would not damage the client accounts or the mutual funds), together with the surrender by the employee to Southeastern of any profit realized in the transaction. Any profit realized on improper short- term trading transactions shall also be surrendered to Southeastern.
Discussion. Disgorgement of profits is similar to the penalty imposed on corporate directors and officers who violate the “short swing” selling prohibitions under Sec. 16(b) of the Securities Exchange Act of 1934 Act.
Second violation: A letter of censure and disgorgement of profits, in the same manner as the penalty for the first violation, together with a monetary penalty appropriate to the circumstance, to be assessed by the Board of Directors of Southeastern.
Third or subsequent violation: Disgorgement of profits, in the same manner as the penalty for the first violation, a substantial monetary penalty assessed by the Board of Directors of Southeastern and, in the discretion of the Board, suspension from employment (with or without pay) or termination of employment.
RULE IX(B). Penalties For Improper Use or Communication of Inside or Non-Public Information
The Securities & Exchange Commission and/or the courts may levy the following civil and criminal penalties for the improper use of “inside” or non-public information, which are applicable to any person (including outside Trustees) misusing such information:
1.	Recovery of the profit gained or loss avoided by the investment adviser personnel trading on such information or by any “tippee”, plus treble damages.

2.	Expulsion from the securities industry.

3.	Criminal penalties of up to $1 million in fines and up to 10 years imprisonment.

4.	Penalties may also be assessed against Southeastern for failing to have in place procedures or failing to take steps to prevent the use or communication of “inside” information by its personnel.
Because there can be serious consequences for Southeastern itself should Southeastern personnel use material “inside” information improperly or communicate such information to others, Southeastern’s Board of Directors will determine appropriate sanctions in the event of a violation of this policy, taking into account the particular circumstances. Such sanctions may include monetary penalties or termination of employment.
Adopted August 19, 1996
Amended September 22, 1998
Amended September 20, 1999; effective September 30, 1999.

Amended December 14, 2000
Amended June 17, 2002
Amended March 3, 2003
Amended December 8, 2003
Amended September 28, 2004
Amended December 9, 2004
Amended April 4, 2005
Amended December 9, 2005
Amended December 9, 2006
Amended June 30, 2007
Amended December 7, 2007
Amended December 4, 2008